UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2020 (June 16, 2020)

EXTRACTION OIL & GAS, INC.
(Exact name of registrant as specified in its charter)

Delaware		001-37907	46-1473923
(State or Other Jurisdiction of Incorporation)		(Commission File Number)	(IRS Employer Identification No.)
370 17th Street
Suite 5300
Denver	Colorado		80202
(Address of principal executive offices)			(Zip Code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.01	XOG	NASDAQ Global Select Market

Registrant’s telephone number, including area code (720) 557-8300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry Into Material Definitive Agreement.

DIP Credit Agreement

As previously announced, on June 14, 2020, Extraction Oil & Gas, Inc. (the “Company”) and certain of its wholly-owned subsidiaries (together with the Company, the “Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Bankruptcy Code (“Chapter 11”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Debtors’ Chapter 11 cases are being jointly administered under the caption In re Extraction Oil & Gas, Inc., et al. (the “Chapter 11 Cases”).

On June 16, 2020, in connection with the filing of the Chapter 11 Cases, the Debtors entered into a debtor-in-possession credit agreement on the terms set forth in a Superpriority Senior Secured Debtor-in-Possession Credit Agreement (the “DIP Credit Agreement”), by and among the Company, as Borrower, the Company’s Subsidiaries party thereto, as Guarantors, the lenders party thereto (the “DIP Lenders”), and Wells Fargo Bank, National Association, as DIP Agent and Issuing Lender, pursuant to which, having been granted the approval of the Bankruptcy Court, the DIP Lenders have agreed to provide the Company with loans in an aggregate principal amount not to exceed $50.0 million that, among other things, will be used to finance the ongoing general corporate needs of the Debtors during the course of the Chapter 11 Cases.

The maturity date of the DIP Credit Agreement is the earliest of (i) December 14, 2020, or the date that is six (6) months after the filing of the Chapter 11 Cases; provided, that such date may be extended to March 14, 2021 with the prior written approval of certain of the DIP Lenders; (ii) the consummation of a sale of all or substantially all of the assets of the Debtors pursuant to Section 363 of Chapter 11 or otherwise; (iii) the effective date of a plan of reorganization or liquidation in the Chapter 11 Cases; (iv) the entry of an order by the Bankruptcy Court dismissing any of the Chapter 11 Cases or converting such Chapter 11 Cases to a case under chapter 7 of title 11 of the United States Bankruptcy Code; and (v) the date of termination of the DIP Lenders’ commitments and the acceleration of any outstanding extensions of credit, in each case, as set forth in the DIP Credit Agreement and in accordance with the interim and final orders entered by the Bankruptcy Court concerning the DIP Credit Agreement.

The DIP Credit Agreement contains events of default customary to debtor-in-possession financings, including events related to the Chapter 11 Cases, the occurrence of which could result in the acceleration of the Debtors’ obligation to repay the outstanding indebtedness under the DIP Credit Agreement. The Debtors’ obligations under the DIP Credit Agreement will be secured by a security interest in, and lien on, substantially all present and after acquired property (whether tangible, intangible, real, personal or mixed) of the Debtors and will be guaranteed by all of the Company’s restricted subsidiaries.

Amendment No. 1 to DIP Credit Agreement

On July 20, 2020, the Company, together with its subsidiaries party thereto, certain of the DIP Lenders and Wells Fargo Bank, National Association entered into an amendment to the DIP Credit Agreement (“Amendment No. 1”) to, among other things: (i) extend certain Milestones in the DIP Credit Agreement, (ii) modify the limitation on the amount of undrawn New Money Interim Loans and New Money Final Loans in any borrowing so that the amount permitted to be drawn in accordance with the Approved Budget gives effect to the Permitted Variance, (iii) provide for customary prohibitions against unreasonable withholding of approvals with respect to the Approved Budget and the Plan of Reorganization on the part of the DIP Lenders and the DIP Agent and (iv) reaffirm the Debtors’ liens, guaranties and representations and warranties under the DIP Credit Agreement.

Capitalized terms used but not specifically defined herein have the meanings specified for such terms in the DIP Credit Agreement. The foregoing descriptions of the DIP Credit Agreement and Amendment No. 1 do not purport to be complete and are subject to and qualified in their entirety by reference to the full texts of the DIP Credit Agreement and Amendment No. 1, as applicable. Copies of the DIP Credit Agreement and Amendment No. 1 are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K regarding the DIP Credit Agreement and Amendment No. 1 thereto is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1
Superpriority Senior Secured Debtor-in-Possession Credit Agreement, dated as of June 16, 2020, by and among Extraction Oil & Gas, Inc., the subsidiary guarantors party thereto, the lenders party thereto and Wells Fargo Bank, National Association.

10.2
Amendment No. 1 to Superpriority Senior Secured Debtor-in-Possession Credit Agreement, dated as of July 20, 2020, by and among Extraction Oil & Gas, Inc., the subsidiary guarantors party thereto, the lenders party thereto and Wells Fargo Bank, National Association.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXTRACTION OIL & GAS, INC.

Dated: July 24, 2020
	By:	/s/ Tom L. Brock
Tom L. Brock
Vice President and Chief Accounting Officer

3